Exhibit 99.1

NEWS	Contact: Blake McCarthy (713) 815-3535

FOR IMMEDIATE RELEASE

NOV Announces Retirements and Appointments of Officers and Consolidation of Operational Segment Structure

HOUSTON, TX, October 26, 2023 – NOV Inc. (NYSE: NOV) announced the retirement of Isaac Joseph, President of Wellbore Technologies, and Kirk Shelton, President of Completion and Production Solutions, effective December 31, 2023.

Clay Williams, Chairman, President, and CEO stated “I would like to thank both Isaac and Kirk for their many contributions to NOV throughout the years. Their leadership and mentorship have had an immeasurable positive impact on both the company and the many people they have led throughout the years.”

In a continuation of its efforts to drive operational and financial efficiencies, NOV will be consolidating its reporting structure into two segments: Energy Equipment and Energy Products and Services. The consolidation and reorientation of NOV’s operational structure is designed to make the business more efficient while capitalizing on the new technologies the Company is bringing to the marketplace.

The Energy Equipment segment will consist of NOV’s longer-cycle capital equipment businesses, including Rig Technologies, Intervention and Stimulation Equipment, and other project-based businesses. Energy Equipment will be led by Joe Rovig, President of Rig Technologies.

The Energy Products and Services segment will consist of NOV’s shorter-cycle transactional businesses, including Tuboscope pipe coating and inspection, ReedHycalog drill bits, downhole tools and motors, Grant Prideco drill pipe, MD Totco, and NOV Fiberglass Solutions. Scott Livingston has been appointed to serve as the President of Energy Products and Services.

The reorganization and the appointments of Mr. Rovig and Mr. Livingston will be effective January 1, 2024.

About NOV

NOV delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Source: NOV Inc.

CONTACT:

Blake McCarthy

Vice President, Corporate Development and Investor Relations

(713) 815-3535

Blake.McCarthy@nov.com